                                                                       EXHIBIT 1

MAGNA ENTERTAINMENT CORP.                     285 West Huntington Drive
                                              Arcadia, CA 91007

                                              Tel: (626) 574-7223
                                              Fax: (626) 446-9565


                                 PRESS RELEASE

                           MAGNA ENTERTAINMENT CORP.
                        ANNOUNCES 1999 FINANCIAL RESULTS
                              AND SPIN-OFF TIMING

March 6, 2000, Arcadia, California......Magna Entertainment Corp. (TSE: MIE.A,
MEH: NASDAQ: MIECV (MIEC after March 10, 2000)) today reported its financial results for the fiscal year ended December 31, 1999.



                                               Year Ended  (1)

                                                 December 31,
                                                   1999
                                                   ----

  Revenue                                        $ 98.8
  Net Earnings Before Tax                        $  2.8
  Net Earnings                                   $    0
  Fully diluted earnings per share               $    0


          (1) All amounts are reported in millions of U.S. dollars, except per share figures.

Revenue for the fiscal year ended December 31, 1999 was $98.8 million, net earnings before tax were $2.8 million and there were no net earnings or earnings per share.

The financial results for fiscal 1999 do not reflect the full year's operations for all of the Company's race tracks, other than Santa Anita Park, as these race tracks were acquired in the second half of the fiscal year substantially after the conclusion of the acquired race tracks' live meets.

During fiscal 1999, cash generated from operations was $17.9 million. Total investment activities during the fiscal year were $215.4 million, including $208.3 million in business acquisitions and capital expenditures, principally for the acquisition of Gulfstream Park, Golden Gate Fields, Thistledown and Remington Park, and improvements at Santa Anita Park.

In addition, the Company confirmed that regulatory approvals have been obtained from the U.S. and Canadian securities commissions which permit Magna International Inc. to proceed with its previously announced plans to transform the Company into a public company traded on the Toronto Stock Exchange and NASDAQ by distributing approximately 20% of the Company's Class A Subordinate Voting Stock to Magna's shareholders. The distribution will take place on March 10, 2000 by way of a special stock dividend. The dividend record date was February 25, 2000.

The previously announced acquisition of Great Lakes Downs in Muskegon, Michigan by a subsidiary of the Company was recently completed. The purchase price was satisfied by the issuance of 267,416 shares of Class A Subordinate Voting Stock of the Company. Great Lakes Downs is the newest pari-mutuel gaming venue in Michigan, having commenced its first year of operations in 1999.

The owners of Hialeah Park in Miami have entered into a one year lease agreement with the Company to conduct its 2000 race meet at the Company's Florida facilities, Gulfstream Park. The Company's management and employees will be actively involved in operating the Spring racing at Gulfstream conducted by Hialeh.

The Company, one of the largest operators of premier horse racetracks in the United States, acquires, develops and operates horse racetracks and related pari-mutuel wagering operations. These racetracks, which include Santa Anita Park and Golden Gate Fields in California, Gulfstream Park in Florida, Remington Park in Oklahoma, Thistledown in Ohio and Great Lakes Downs in Michigan, account for 23% of the amounts wagered on pari-mutuel racing in the United States in 1999. As a complement to its horse racing business, the Company is exploring the development of media sports wagering operations, including telephone account, interactive television, and Internet-based wagering, as well as certain leisure and retail-based real estate projects.

The Company will hold a conference call to discuss the year end results on Monday, March 6, 2000 at 10:30 a.m. E.S.T. The number to use for this call is 1-800-246-9120. Please call in 10 minutes prior. The number for overseas is 1-415-908-6215. The conference call will be chaired by Jerry D. Campbell, President and Chief Executive Officer, and David A. Mitchell, Executive Vice President and Chief Financial Officer. For further information, please contact David A. Mitchell at (626) 574-6313.

                                     - 3 -

MAGNA ENTERTAINMENT CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
-----------------------------------------------------------------------------------------------------
[Unaudited]
[United States dollars in thousands,
except per share figures]
-----------------------------------------------------------------------------------------------------
                                                  Twelve months ended           Three months ended

                                               December       December       December       December
                                                    31,            31,            31,            31,
                                                   1999           1998           1999           1998
-----------------------------------------------------------------------------------------------------
Revenue
Racetrack
  Wagering                                       48,404          2,513          8,248          2,513
  Non-wagering                                   31,022          1,439         12,224          1,439
Real estate                                      19,370         21,239          7,203          4,043
-----------------------------------------------------------------------------------------------------
                                                 98,796         25,191         27,675          7,995
-----------------------------------------------------------------------------------------------------
Costs and expenses
Racetrack
  Operating costs                                63,302          3,461         21,003          3,461
  General and administrative                      5,987            164          1,994            164
Real estate
  Operating costs                                18,071         25,348          6,874          4,380
  General and administrative                      1,833          2,004            534          1,026
Depreciation and amortization                     7,924          2,762          3,248          1,025
Interest expense                                  1,666          2,106            407            929
Interest income                                  (2,586)           (31)        (1,591)            (7)
Other expenses                                      454              -            454              -
Gain on disposal of real estate property           (628)             -           (628)             -
-----------------------------------------------------------------------------------------------------
                                                 96,023         35,814         32,295         10,978
-----------------------------------------------------------------------------------------------------
Income (loss) before income taxes                 2,773        (10,623)        (4,620)        (2,983)
Income tax provision (recovery)                   2,835           (177)        (1,558)          (177)
-----------------------------------------------------------------------------------------------------
Net loss                                            (62)       (10,446)        (3,062)        (2,806)
Comprehensive income (loss):
  Foreign currency translation adjustment        (7,493)         2,865         (3,585)          (966)
-----------------------------------------------------------------------------------------------------
Comprehensive loss                               (7,555)        (7,581)        (6,647)        (3,772)
=====================================================================================================

Loss per share of Class A Subordinate Voting
  Stock, Class B Stock or Exchangeable Share:
      Basic and diluted                           $0.00         $(0.13)        $(0.04)        $(0.04)
=====================================================================================================

Average number of shares of Class A
 Subordinate Voting Stock, Class B
 Stock and Exchangeable Shares
 [in thousands]:
      Basic and diluted                          78,686         78,535         79,144         78,535
=====================================================================================================

                                     - 4 -

MAGNA ENTERTAINMENT CORP.
CONSOLIDATED STATEMENTS OF CASH FLOWS
-------------------------------------------------------------------------------------------------------------------
[Unaudited]
[United States dollars in thousands]
-------------------------------------------------------------------------------------------------------------------
                                                        Twelve months ended                    Three months ended

                                                         December        December         December        December
                                                              31,             31,              31,             31,
                                                             1999            1998             1999            1998
-------------------------------------------------------------------------------------------------------------------
Cash provided from (used for):

OPERATING ACTIVITIES
Net income (loss)                                             (62)        (10,446)          (3,062)         (2,806)
Items not involving current cash flows
  Depreciation and amortization                             7,924           2,762            3,248           1,025
  Deferred taxes                                           (1,295)           (177)          (2,012)           (177)
  Gain on disposal of real estate property                   (628)              -             (628)              -
-------------------------------------------------------------------------------------------------------------------
                                                            5,939          (7,861)          (2,454)         (1,958)
Changes in non-cash items related to operations
  Residential development inventory                        (3,403)          2,093              555          (1,969)
  Accounts receivable                                      (8,607)         (7,385)         (11,719)         (7,246)
  Prepaid expenses and other                                  451            (208)             553            (110)
  Accounts payable                                          6,722           9,832           18,314           8,979
  Accrued salaries and wages                               (2,158)            194           (3,081)            (41)
  Refundable deposits                                         250             621                4             133
  Other accrued liabilities                                13,458           1,371           12,459           1,303
  Income taxes payable                                      6,042               -            2,679               -
  Deferred revenue                                           (777)         (4,066)            (637)          1,123
-------------------------------------------------------------------------------------------------------------------
                                                           17,917           5,409           16,673             214
-------------------------------------------------------------------------------------------------------------------
INVESTMENT ACTIVITIES
Acquisition of businesses                                (160,812)       (118,617)         (73,233)       (118,617)
Real estate property additions, net of change                   -         (80,769)               -         (17,168)
  in residential development inventory                    (47,522)           (213)         (13,811)           (137)
Fixed asset additions                                      (9,017)              -           (8,128)              -
Increase in other assets                                     (683)              -             (683)              -
Proceeds on disposal of real estate property                2,636               -            2,636               -
Decrease in note receivable from Magna                          -                          146,862
-------------------------------------------------------------------------------------------------------------------
                                                         (215,398)       (199,599)          53,643        (135,922)
-------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
Increase (decrease) in bank indebtedness                   (2,722)          6,313             (233)          9,035
Issues of long-term debt                                        -           6,281                -              14
Repayment of long-term debt                                (3,278)         (2,722)             (80)              -
Decrease in note payable to Magna                               -               -          (35,240)              -
Net contribution by Magna                                 244,458         201,563              164         143,879
-------------------------------------------------------------------------------------------------------------------
                                                          238,458         211,435          (35,389)        152,928
-------------------------------------------------------------------------------------------------------------------
Effect of exchange rate changes on cash
  and cash equivalents                                        (68)             25              (59)            (19)
-------------------------------------------------------------------------------------------------------------------
Net increase in cash and cash
  equivalents during the period                            40,909          17,270           34,868          17,201
Cash and cash equivalents, beginning of period             17,503             233           23,544             302
-------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents, end of period                   58,412          17,503           58,412          17,503
===================================================================================================================

MAGNA ENTERTAINMENT CORP.
CONSOLIDATED BALANCE SHEETS
--------------------------------------------------------------------------------
[Unaudited]
[United States dollars in thousands]
--------------------------------------------------------------------------------
                                                    December 31,   December 31,
                                                            1999           1998
--------------------------------------------------------------------------------
                                     ASSETS
--------------------------------------------------------------------------------
Current assets:
   Cash and cash equivalents                              58,412         17,503
   Accounts receivable                                    25,887          8,979
   Prepaid expenses and other                              3,931          2,572
--------------------------------------------------------------------------------
                                                          88,230         29,054
--------------------------------------------------------------------------------
Real estate properties, net                              544,899        326,690
--------------------------------------------------------------------------------
Fixed assets, net                                         19,890          8,221
--------------------------------------------------------------------------------
Other assets                                             100,967              -
--------------------------------------------------------------------------------
Deferred income taxes                                      6,367            177
--------------------------------------------------------------------------------
                                                         760,353        364,142
================================================================================
                     LIABILITIES AND SHAREHOLDERS' EQUITY
--------------------------------------------------------------------------------
Current liabilities:
   Bank indebtedness                                       7,259         11,889
   Accounts payable                                       35,940         15,409
   Accrued salaries and wages                                631            518
   Refundable deposits                                     1,968          2,008
   Other accrued liabilities                              22,507          6,955
   Income taxes payable                                    7,554              -
   Long-term debt due within one year                     19,119          3,655
   Deferred revenue                                        4,282          3,098
--------------------------------------------------------------------------------
                                                          99,260         43,532
--------------------------------------------------------------------------------
Long-term debt                                            19,506         16,791
--------------------------------------------------------------------------------
Other long-term liabilities                                1,317          1,317
--------------------------------------------------------------------------------
Deferred income taxes                                     93,183              -
--------------------------------------------------------------------------------
Shareholders' equity:
Magna's net investment                                         -        302,502
Class A Subordinated Voting Stock                         11,500              -
Exchangeable Shares                                      110,000              -
Class B Stock                                            429,455              -
Deficit                                                   (2,431)             -
Accumulated comprehensive loss                            (1,437)             -
--------------------------------------------------------------------------------
                                                         547,087        302,502
--------------------------------------------------------------------------------
                                                         760,353        364,142
================================================================================

                                      - 6 -

MAGNA ENTERTAINMENT CORP.
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
--------------------------------------------------------------------------------------------------------------------------------
[Unaudited]
[United States dollars in thousands]
--------------------------------------------------------------------------------------------------------------------------------
                                                 Magna's net     Class A         Exchange-    Class B   Deficit    Accumulated
                                                 investment      Subordinate     able Shares  Stock                Comprehensive
                                                                 Voting Stock                                      Loss
--------------------------------------------------------------------------------------------------------------------------------
Magna's net investment at July 31, 1996               49,985
Net loss for the year                                 (1,382)
Net contribution by Magna                             46,498
Comprehensive loss                                    (7,184)
--------------------------------------------------------------------------------------------------------------------------------
Magna's net investment at July 31, 1997               87,917
Net loss for the year                                 (8,610)
Net contribution by Magna                             80,919
Comprehensive loss                                    (1,951)
--------------------------------------------------------------------------------------------------------------------------------
Magna's net investment at July 31, 1998              158,275
Net loss for the period                               (4,231)
Net contribution by Magna                            143,634
Comprehensive income                                   4,824
--------------------------------------------------------------------------------------------------------------------------------
Magna's net investment at December 31, 1998          302,502
Activity for the three-months ended
   March 31, 1999:
    Net income                                         9,325
    Net distribution to Magna                         (5,542)
    Comprehensive loss                                (5,045)
--------------------------------------------------------------------------------------------------------------------------------
Magna's net investment at March 31, 1999, the
 date at which the net investment was fixed          301,240
Activity for the seven-month period ended on
 the date of the Reorganization, November 5,
 1999:
     Net loss                                         (6,956)
     Cash contribution by Magna                      250,000
     Comprehensive loss                               (1,011)
--------------------------------------------------------------------------------------------------------------------------------
Magna's net investment at November 5, 1999
 prior to the Reorganization                         543,273
   Completion of the Reorganization as desired
    in the principles of consolidation and
    resulting allocation to capital stock
    and net deferred income tax
    liabilities of $3,818                           (543,273)                                  539,455
--------------------------------------------------------------------------------------------------------------------------------
Magna's net investment at November 5, 1999                 -
 after completion of the Reorganization                                                        539,455
Activity for the two-months ended
   December 31, 1999:
     Net loss                                                                                             (2,431)
     Comprehensive loss                                                                                                   (1,437)
     Conversion of Class B Stock to
      Exchangeable Shares                                                            110,000  (110,000)
     Issues of shares of Class A Subordinate
      Voting Stock on acquisitions                                       11,500
--------------------------------------------------------------------------------------------------------------------------------
Balances at December 31, 1999:                             -             11,500      110,000   429,455    (2,431)         (1,437)
================================================================================================================================